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                                  EXHIBIT 1


        AMENDMENT, dated as of December 29, 1995 (the "Amendment"), to the Rights Agreement, dated as of August 10, 1988 (the "Rights Agreement"), between WENDY'S INTERNATIONAL, INC., an Ohio corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY (the "Rights Agent"), as successor to Morgan Shareholder Services Trust Company.


                             W I T N E S S E T H
                             - - - - - - - - - -

        WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

        WHEREAS, Section 8.2 of the Share Purchase Agreement, dated as of October 31, 1995 (the "Purchase Agreement"), by and among the Company, 1149658 Ontario Inc., 632687 Alberta Ltd. and Ronald V. Joyce provides that the Rights Agreement shall be amended so as to replace the phrase "20%" in Section 1(a) thereof in every place where it appears with "15%;" and

        WHEREAS, the Company deems it desirable to amend the Rights Agreement as set forth herein, and simultaneously herewith is delivering to the Rights Agent a certificate from an appropriate officer of the Company which states that the Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

        WHEREAS, the Rights Agent has determined in good faith that such amendment would not adversely affect its interests under the Rights Agreement.

        NOW, THEREFORE, for mutual consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. All capitalized terms used in the Amendment and not otherwise defined shall have the meaning ascribed in the Rights Agreement.

        2. Section 1(a) of the Rights Agreement is hereby amended by replacing the phrase "20%" in every place where it appears with the phrase "15%."

        3. Section 24(a)(ii) of the Rights Agreement is hereby amended by replacing the phrase "20%" with the phrase "15%."

        4. Except as herein specifically provided otherwise, the Rights Agreement shall remain in full force and effect and be unaffected hereby.

        5. The Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

































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        IN WITNESS WHEREOF, the parties hereto have duly executed the Amendment as of the date first above written.

                        WENDY'S INTERNATIONAL, INC.


                        By:   /s/ Gordon F. Teter
                              ---------------------------
                              Name:      Gordon F. Teter
                              Title:     President, Chief Executive Officer
                                         and Chief Operating Officer


                        AMERICAN STOCK TRANSFER
                         AND TRUST COMPANY


                        By:   /s/ Herbert J. Lemmer
                              ---------------------------
                              Name:      Herbert J. Lemmer
                              Title:     Vice President




































































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